Weil, Gotshal & Manges
威嘉國際律師事務所

29/F Alexandra House
18 Chater Road Central, Hong Kong
+852 3476 9000 tel
+852 3015 9354 fax

Akiko Mikumo
+852 3476 9008
akiko.mikumo@weil.com

September 10, 2012

Via Facsimile and post

China Natural Gas, Inc.
19th Floor, Building B, Van Metropolis
MP. 35 Tanyan Road
Xi'an 710065
P. R. China
Attention: Chief Financial Officer, Ji Qinan, Zhang Fang
Facsimile No.: +86 29 8832 3325

China Natural Gas, Inc.
90 Park Ave Suite# 1625
New York, NY 10016
Attention: Ji Qinan, Zhang Fang
Facsimile No.: +1 212 786 7371

DB Trustees (Hong Kong) Limited
48th Floor, Cheung Kong Center
2 Queen's Road Central
Hong Kong
Attention: The Managing Director
Facsimile No: +852 2203 7320, +852 2203 7323

Via email

Zhang Fang: zhangfang@xltreq.com
Jackie Shi: yjshi@naturalgaschina.com

Re: RMB 290 MILLION 5.0% GUARANTEED SENIOR NOTES DUE 2014 (THE "**NOTES**") OF CHINA NATURAL GAS, INC. (THE "**COMPANY**")

Ladies and Gentlemen,

1. We act on behalf of Abax Global Capital and its affiliates ("**Abax**").

2. We refer to the Notes issued by the Company to affiliates of Abax, among others, in connection with the Indenture dated January 29, 2008 (the "**Indenture**") by and among the Company, certain guarantors named therein, and DB Trustees (Hong Kong) Limited (the "**Trustee**"). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Indenture. As of the date hereof, two affiliates of Abax, Abax Lotus Ltd. and Abax Nai Xin A Ltd., hold an aggregate of RMB 283 million in principal amount of the Notes.

3. We also refer to the notice of default dated August 21, 2012 ("**Default Notice**") from Abax to the Company notifying that the Company has defaulted on its obligations under the Indenture by failing to (a) make the payment of RMB 6,108,801.18, representing interest due on the Notes on July 30, 2012 pursuant to Section 4.01 of the Indenture; and (b) prepay on July 30, 2012 an amount of RMB 48,333,140.00, representing 16.6667% of the principal amount outstanding of the Notes pursuant to the mandatory redemption provisions of Section 3.05 of the Indenture and required the Company to pay these amounts without delay together with accrued default interest. The Company failed to respond to the Default Notice.

4. We also refer to the notice of acceleration dated September 5, 2012 ("**Acceleration Notice**") from Abax to the Company, in which Abax, as the holder of 25% in principal amount of the Notes and pursuant to its rights under Sections 6.02 and 6.03 of the Indenture, declared the entire principal amount of the Notes, together with all accrued and unpaid interest and premium, to be due and payable and, further, required the Company to pay all such amounts to the Holders by September 7, 2012. The Company failed to pay such amounts by the due date.

5. As a reminder, the Company is currently obligated to repay the following amounts: (a) the entire remaining principal amount outstanding of the Notes; (b) the amount of interest due on July 30, 2012 plus default interest of 3% to date of payment; (c) all interest on the remaining principal outstanding of the Notes accrued since August 1, 2012; and (d) premium of 2% of the entire remaining principal amount outstanding of the Notes payable in accordance with Section 6.02 of the Indenture (subparagraphs (a) – (d) together, the "**Amount Due**").

6. **We demand the Company make the payment of the Amount Due to the Holders in cash in immediately available funds without delay** or, in any event, within 15 days of the date of this letter, in accordance with the Indenture.

7. In the event the Company does not make full payment of the Amount Due in the time frame and manner set forth in paragraph 6 of this letter, or if there is no communication from the Company to Abax with respect to a plan to address the Company's defaults under the Indenture within 15 days of this letter, then Abax intends to pursue all of its rights under the transaction documents and Security Documents, including the following:

    a. requiring the Trustee to initiate suit in the courts of New York with respect to the Company's failure to pay the entire Amount Due to the Holders of the Notes;

    b. initiating involuntary bankruptcy proceedings with respect to the Company under the U.S. Federal Bankruptcy Code;

    c. initiating arbitration in Hong Kong against the Company for breaches of the Company's obligations under the Share Purchase Agreement dated December 30, 2007, as amended (the "**SPA**"); and

    d. exercising its rights under the Warrant Agreement dated January 29, 2008 by and among the Warrant Agent and Warrant Registrar (the "**Warrant Agreement**") as a holder of Warrants (as defined in the Warrant Agreement) to require the redemption of all Warrants held by it at the Redemption Price (as defined in the Warrant Agreement).

8. In addition, the Company reserves all its other rights under the Transaction Documents or otherwise to take all such actions and initiate all such proceedings and process against the Company as may be necessary in relation to the Events of Default detailed above. In this regard, we also note that, among others, the Company has also breached the following provisions of the Indenture: (a) the requirement under Section 4.29 of the Indenture to repurchase the Notes within 30 days of the Company's delisting at a purchase price of 105% of the aggregate principal amount outstanding plus unpaid and accrued interest after the Company's securities were delisted on April 30, 2012; (b) the prohibition in Sections 4.09 and 4.11 of the Indenture on incurrence of additional Debt and provision of security for such Debt by incurring a USD 17.7 million bank loan in 2010; and (c) the requirement under Section 6.01(j) of the Indenture to ensure the Security Documents are in full force and effect and that any security interests created thereunder are valid and enforceable.

Very truly yours,

Akiko Mikumo

c.c. Rick Yee, Abax Global Capital